Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AUDACY, INC.

(A Pennsylvania Corporation)

The Articles of Incorporation of Audacy, Inc. are hereby amended and restated in their entirety to read as follows:

FIRST: Corporate Name. The name of the corporation is Audacy, Inc. (hereinafter referred to as the “Corporation”).

SECOND: Registered Office. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is c/o CT Corporation System. The registered office of the Corporation shall be deemed for venue and official publication purposes to be located in Dauphin County.

THIRD: Original Incorporation. The Corporation was incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended. The date of its incorporation is on October 21, 1968.

FOURTH: [Reserved]

FIFTH: Corporate Purposes. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the Pennsylvania BCL.

SIXTH: Corporate Existence. The term of existence of the Corporation is perpetual.

SEVENTH: Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 350,000,000 shares, par value of one cent ($.01) per share, consisting of:

(a)	200,000,000 shares of Class A Common Stock (the “Class A Common Stock”);

(b)	75,000,000 shares of Class B Common Stock (the “Class B Common Stock”);

(c)	50,000,000 shares of Class C Common Stock (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(d)	25,000,000 shares of Preferred Stock.

EIGHTH: [Reserved]

NINTH: Preferred Stock. The Board of Directors may authorize the issuance from time to time of Preferred Shares in one or more classes or series and with designations, voting rights, preferences, and special rights, if any, as the Board of Directors may fix by resolution.

TENTH: Rights of Common Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock are as follows:

(a)

General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect and shall be treated identically in all respects.

(b)

Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably, on a share-for-share basis as if all shares were of a single class, in such dividends, whether in cash, stock or otherwise, as may be declared by the Board of Directors from time to time out of funds of the Corporation legally available therefor; provided, however, that any dividends payable in shares of Common Stock (or payable in rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock) shall be declared and paid at the same rate on each class of Common Stock and only:

(i)

in shares of Class A Common Stock (or rights to subscribe for or to purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock) to holders of Class A Common Stock;

(ii)

in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class B Common Stock) to holders of Class B Common Stock; and

(iii)

in shares of Class C Common Stock (or rights to subscribe for or to purchase shares of Class C Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class C Common Stock) to holders of Class C Common Stock.

(c)	Voting.

(i)

Class A and Class B. The holders of Class A Common Stock and Class B Common Stock shall vote together as a single class with respect to all matters submitted to a vote of shareholders with each such holder having the number of votes specified in subparagraph (ii) below, except:

(A)	with respect to the election of directors which shall be governed by subparagraphs (iii) and (iv) below;

(B)	with respect to any Going Private Transaction (as hereinafter defined), which shall be governed by subparagraph (v) below; and

(C)	as otherwise provided by law.

(ii)

Class A and Class B Votes Per Share. The Class A Common Stock shall entitle the holders thereof to one (1) vote per share. The Class B Common Stock shall entitle the holders thereof to ten (10) votes per share at such times as the shares are voted by a Management Shareholder in his own right in person or by proxy or pursuant to a Qualified Voting Agreement; at all other times the holders of Class B Common Stock shall be entitled to one vote per share.

(iii)

Election of Directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than the Class A Directors elected pursuant to subparagraph (iv) below and the directors, if any, who may be elected by the holders of any class or series of Preferred Stock) with each share of Class A Common Stock and each share of Class B Common Stock entitling the holder thereof to the number of votes specified in subparagraph (ii) above.

(iv)

Election of Class A Directors. The Board of Directors shall appoint the initial Class A Directors. Commencing with the first annual meeting of shareholders after completion of an IPO, the holders of Class A Common Stock shall be entitled by class vote, exclusive of all other shareholders, to elect two directors of the Corporation (the “Class A Directors”) with each share of Class A Common Stock entitling the holder thereof to one (1) vote per share; provided, each director elected pursuant to this subparagraph must be an Independent Director (as hereinafter defined).

(v)

Going Private Transactions. With respect to a vote on a Going Private Transaction in which the Management Shareholders will remain shareholders after such transaction, the holders of Class A Common Stock and Class B Common Stock shall vote as a single class, with each share of Class A Common Stock and Class B Common Stock entitled to one vote.

(vi)	Class C. The Class C Common Stock shall not be entitled to vote, except as required by law.

(d)

Conversion of Class A Common Stock by a Regulated Entity. The shares of Class A Common Stock shall be convertible in whole or in part at any time only by a Regulated Entity (as hereinafter defined) at the option of such holder or holders, into an equal number of fully paid and non-assessable shares of Class C Common Stock, for no additional consideration. Such right shall be exercised by delivering to the office of the Corporation, or the transfer agent, (A) the certificate or certificates representing the shares of Class A Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class C Common Stock issued upon such conversion is to be issued, and (C) evidence satisfactory to the Corporation that the holder of the Class A Common Stock is a Regulated Entity. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall deliver, or cause the transfer agent to deliver, a certificate or certificates for the Class C Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(e)	Conversion of Class B Common Stock.

(i)

Voluntary Conversion of Class B Common Stock. Subject to any necessary approval of the FCC (as hereinafter defined), the shares of Class B Common Stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Class A Common Stock, for no additional consideration. Such right shall be exercised by delivering to the office of the Corporation (A) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation; provided, however, that to the extent a conversion shall require the approval of the FCC, the conversion shall become effective at the time and date as the order of the FCC approving such event shall become a Final Order (as hereinafter defined). The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(ii)

Automatic Conversion of Class B Common Stock. Except for a transfer pursuant to subsection (f) of this Article TENTH, each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock for no additional consideration upon any sale, assignment, gift, bequest, appointment or other transfer, voluntary or involuntary, subject to any necessary approval of the FCC (an “Event of Automatic Conversion”). Promptly upon the occurrence of an Event of Automatic Conversion, the holder of the shares of Class B Common Stock being converted shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, at the office of the Corporation. The conversion of the shares of Class B Common Stock subject to the Event of Automatic Conversion shall be the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the recording of shares of Class B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any Person is the beneficial owner of shares of Class B Common Stock or is a Class B Permitted Transferee. The good faith determination by the Secretary of the Corporation that an Event of Automatic Conversion has occurred shall be final and binding as to the holder of the shares in question for purposes of determining the holders right to vote such shares.

(f)

Transfer of Class B Common Stock. No Person holding shares of Class B Common Stock of record may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, as Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except (i) to a Management Shareholder, or (ii) to a Permitted Class B Transferee (as hereinafter defined). Upon any attempted transfer of shares of Class B Common Stock not permitted hereunder such shares shall be automatically converted into Class A Common Stock as provided by subsection (e)(ii) of this Article TENTH.

(g)

Pledges of Class B Common Stock. Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Article TENTH. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Class B Transferee or shall be converted into shares of Class A Common Stock.

(h)

Conversion of Class C Common Stock. Subject to any necessary approval of the FCC, the shares of Class C Common Stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof into an equal number of fully paid and non-assessable shares of Class A Common Stock, for no additional consideration; provided, that, if as a result of such conversion, a Regulated Entity would own more than 4.99% (or such higher percentage as is permitted by the Bank Holding Company Act of 1956, as amended (the “BHC Act”)) of the shares of Class A Common Stock then outstanding, such conversion shall be permitted with respect to such excess only to the extent that (A) such conversion shall occur in connection with (i) a widely distributed public offering of Class A Common Stock, and/or (ii) a transfer pursuant to Rule 144 under the Securities Act or any similar rule then in force pursuant to which no purchaser or group of related purchasers acquires more than two percent (2%) of the Class A Common Stock, and/or (B) such Regulated Entity shall sell or transfer such excess shares of Class A Common Stock in a transfer to the Corporation, or in a transfer permitted pursuant to the BHC Act. Such right shall be exercised by delivery to the office of the Corporation (A) the certificate or certificates representing the shares of Class C Common Stock, to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (B) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation.

(i)

Transfer of Class C Common Stock. No Person that is a Regulated Entity holding shares of Class C Common Stock of record may transfer, and the Corporation shall not register the transfer of, such shares of Class C Common Stock, as Class C Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except only under the following circumstances: (i) in a widely distributed public offering of Class C Common Stock; (ii) in a transfer pursuant to Rule 144 under the Securities Act of 1933 or any similar rule then in force pursuant to which no purchaser or group of related purchasers acquires more than two percent (2%) of the Class A Common Stock; (iii) in a transfer to the Corporation; (iv) in a transfer to an Affiliate of such holder; (v) in a transfer to a Regulated Entity; or (vi) in a transfer otherwise permitted under the BHC Act.

(j)

Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversions provided for herein, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversions provided for herein and shall take all such corporate action as may be necessary to assure that such shares of Class A Common Stock shall be validly issued, fully paid and non-assessable upon conversion of all of the outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; moreover, if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversions provided for herein, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(k)	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums payable in respect of Preferred Stock, if any, the holders of the Common Stock shall share ratably on a share-for-share basis in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation. For the purposes of this paragraph (k), neither the merger nor the consolidation of the Corporation into or with another entity or the merger or consolidation of any other entity into or with the Corporation, or the sale, transfer, or other disposition of all or substantially all the assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

(l)	Reissue of Shares. Shares of Class B Common Stock that are converted into shares of Class A Common Stock, as provided herein, shall be retired and canceled and shall not be reissued.

(m)

Dividends on Converted Shares. Any dividends declared and not paid on shares of Common Stock prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment, notwithstanding such conversion; provided, however, that such holder or holders shall not be entitled to receive the corresponding dividends declared but not paid on the shares of Common Stock issuable upon such conversion.

(n)

Street Name. Shares of Class B Common Stock and Class C Common Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” name. For this purpose “beneficial owner” shall mean any Person who, or entity which, possesses the power, singly or jointly, to direct the disposition of such shares.

ELEVENTH:    Definitions. Capitalized terms used in these Amended and Restated Articles of Incorporation and not otherwise defined are used with the meanings set forth below.

“Affiliate” shall have the same meaning as such term has under Rule 12b-2 of the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FCC” shall mean the Federal Communications Commission, or any successor agency.

“Going Private Transaction” shall mean any transaction that is a “Rule 13e-3 transaction,” as such term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act; provided, however, that the term “affiliate” as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate, as defined in these Amended and Restated Articles of Incorporation.

“Independent Director” shall mean a Person who is not an officer or employee of the Corporation or its subsidiaries or a “family member” of any of the foregoing, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this definition, “family member” shall mean a spouse, sibling, child, parent, brother-in-law, sister-in-law, mother-in-law or father-in-law.

“IPO” shall mean a firm commitment underwritten initial public offering of Class A Common Stock for cash pursuant to a registration statement under the Securities Act of 1933 where the aggregate proceeds to the Company (prior to deducting any underwriters’ discounts and commissions from such offering) exceed $10 million.

“Management Shareholder” shall mean Joseph M. Field or David J. Field.

“Pennsylvania BCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Permitted Class B Transferee” A “Permitted Class B Transferee” shall mean:

(i)	A Management Shareholder, the spouse or lineal descendant of a Management Shareholder and any spouse of such lineal descendant;

(ii)	The trustee of a trust (including a voting trust) principally for the benefit of one or more of the Persons described in (i) above;

(iii)	The estate of any of the Persons described in (i) above.

(iv)	For purposes of the definition of Permitted Class B Transferee:

(A)	The relationship of any Person that is derived by or through legal adoption shall be treated the same as if such relationship were a natural one.

(B)

Ownership in the form of joint tenancy by a Permitted Class B Transferee shall be considered ownership by the Permitted Class B Transferee provided that the terms of such joint tenancy includes a right of survivorship. Upon the death of a Permitted Class B Transferee, at least one of the surviving joint tenants must independently qualify as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

(C)

A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered to be held by a Class B Holder for so long as the Person entitled to vote the shares under applicable laws independently qualifies as a Permitted Class B Transferee or there will be an Event of Automatic Conversion.

“Person” shall mean any natural person, partnership (limited or general), association, corporation, limited liability company, joint venture or other legal entity.

“Qualified Voting Agreement” shall mean any proxy, voting agreement, voting trust or similar document, instrument or agreement pursuant to which a Management Shareholder generally controls the vote of the shares of Class B Common Stock held by a Management Shareholder or held by a Permitted Class B Transferee which shares are subject to such Qualified Voting Agreement (the “Qualified Voting Shares”),regardless of whether the beneficial owner of the Qualified Voting Shares reserves or is granted a limited right to vote the Qualified Voting Shares in certain circumstances or retains the right to revoke such right and/or to reinstate such right at any time or from time to time. A good faith determination by the Board of Directors as to whether a proxy, voting agreement, voting trust or similar document, instrument or agreement constitutes a Qualified Voting Agreement shall be conclusive and binding on all shareholders.

“Regulated Entity” means (i) any entity that is a “bank holding company” (as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”)) or any non-bank subsidiary of such an entity and (ii) any entity that, pursuant to Section 8(a) of the International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity.

TWELFTH:    General.

(a)

Issuance of Shares. Subject to the foregoing provisions of these Amended and Restated Articles of Incorporation, the Corporation may issue shares of its Class A Common Stock, Class C Common Stock or Preferred Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing provisions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b)

Rights and Options. The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation except Class B Common Stock, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors or otherwise provided in a plan relating to the issuance of such rights and options which has been approved by the Board of Directors. The Board of Directors or a committee of the Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

THIRTEENTH:    Board of Directors.

(a)	The number of directors of the Corporation and the procedures to elect directors, to remove directors, and to fill vacancies in the Board of Directors shall be as stated in the Corporation’s By-Laws.

(b)	The directors of the Corporation shall be classified, in respect of the time for which they severally hold office, into three classes, as nearly equal in number as possible, as follows:

(i)

One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2018. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(ii)

One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2019. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iii)

One class of directors shall hold office initially for a term expiring at the annual meeting of shareholders to be held in 2020. At that meeting, the successors to this class of directors shall be elected to hold office for a term of three year and until their successors are elected and qualified.

(iv)

One Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2018, and one Class A Director shall be assigned to the class of directors to be elected at the annual meeting in 2019.

(v)

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of authorized directors shorten the term of any incumbent director.

(c)

The holders of the outstanding Class A Common Stock at the time shall have the right to remove either or both of the Class A Directors at any annual meeting of the shareholders of the Corporation and to elect their successors at the same meeting in the manner provided in the bylaws.

FOURTEENTH:    No Cumulative Voting. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

FIFTEENTH:    The following provisions are included for the purposes of ensuring that the ownership of the Corporation’s capital stock by certain holders of those shares will not result in a violation of the Federal Communications Laws.

(a)	Definitions. The following terms as used in this Article FIFTEENTH shall have the meanings set forth below.

(i)

“Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section (d) of this Article FIFTEENTH; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by such stockholder.

(ii)	“FCC Regulatory Limitation” shall have the meaning set forth in Section (b) of this Article FIFTEENTH.

(iii)

“Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended, and regulations thereunder, pertaining to the ownership and/or operation, or regulating the business activities, of (x) any broadcast television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

(iv)	“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section (d) of this Article FIFTEENTH.

(v)

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section (d) of this Article FIFTEENTH, at least equal to the Fair Market Value of the shares to be redeemed pursuant to such Section (d) (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(b)

Restrictions on Stock Ownership or Conversion. The Corporation may restrict the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person if such ownership, proposed ownership or conversion, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other Person, and whether by reason of a change in such Person’s ownership, a change in the number of shares outstanding or in any class, or for any other reason: (i) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws, (ii) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws, or (iii) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership, proposed ownership or conversion (each of clauses (i), (ii) and (iii) of this Section (b), an “FCC Regulatory Limitation”).

(c)

Requests for Information. If the Corporation believes that the ownership, proposed ownership, or conversion of shares of capital stock of the Corporation by any Person (a) may result in an FCC Regulatory Limitation, or (b) may subject the Corporation to reporting requirements regarding such Person, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request.

(d)

Denial of Rights, Refusal to Transfer, Redemption. If (i) any Person from whom information is requested pursuant to Section (c) of this Article FIFTEENTH does not provide all the information requested by the Corporation completely, accurately and in a timely manner, or (ii) the Corporation concludes that a Person’s ownership, proposed ownership or conversion of, or that a Person’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (i) or clause (ii) of this Section (d), the Corporation may (A) refuse to permit the transfer or conversion of shares of capital stock of the Corporation to such proposed stockholder, (B) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (C) require the conversion of any or all shares of capital stock held by such stockholder into shares of any other class of capital stock in the Corporation of equivalent economic but not voting rights, (D) require the exchange of any or all shares of capital stock held by such stockholder for warrants to acquire, at a nominal exercise price, the same number and class of shares of capital stock in the Corporation, the exercise of such warrants to be subject to compliance with the Federal Communications Laws and to be conditioned upon the absence of an FCC Regulatory Limitation, (E) condition the acquisition (including due to conversion) of such shares of capital stock on the prior consent of the FCC, (F) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (d), and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (A) and (B), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (F) of this Section (d) shall be as follows:

(1)	the redemption price of any shares to be redeemed pursuant to this Section (d) shall be equal to the Fair Market Value of such shares;

(2)	the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(3)

if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(4)

at least 15 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(5)

from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(6)	such other terms and conditions as the Board of Directors shall determine.

The Corporation may, but is not required to, take any action permitted under this Article FIFTEENTH; and the grant of specific powers to the Corporation under this Article FIFTEENTH shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

(e)

Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article FIFTEENTH and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

(f)

Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of this Article FIFTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions. In the event this Article FIFTEENTH permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any). All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other Persons for all other purposes of this Article FIFTEENTH. The Board of Directors may delegate all or any portion of its powers under this Article FIFTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTEENTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(g)

Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any Person pursuant to this Article FIFTEENTH (including, without limitation, Section (c) of this Article FIFTEENTH) and the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the principal accounting officer of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making any determinations and findings contemplated by this Article FIFTEENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of stock of the Corporation owned by any stockholder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), or on any other information upon which the Corporation may rely under the Federal Communications Laws, as of any date, subject to its actual knowledge of the ownership of shares of stock of the Corporation.

(h)

Severability. If any provision of this Article FIFTEENTH or the application of any such provision to any Person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article FIFTEENTH or the application of such provision to any other Person.

SIXTEENTH:    Indemnification. The Corporation shall indemnify any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Pennsylvania BCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article SIXTEENTH is in effect. Any repeal or amendment of this Article SIXTEENTH shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article SIXTEENTH. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Pennsylvania BCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Pennsylvania BCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any Person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article SIXTEENTH shall extend to proceedings involving the negligence of such Person.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

SEVENTEENTH:    Personal Liability of Directors and Officers.

(a)

Directors. A director of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

(b)

Officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

EIGHTEENTH:    Powers of the Board of Directors. All of the power of the Corporation, insofar as it may be lawfully vested by these Amended and Restated Articles of Incorporation in the Board of Directors, is hereby conferred upon the Board of Directors of the Corporation.

NINETEENTH:    Special Meetings. Special meetings of the shareholders may only be called by the Chairman or Chief Executive Officer of the Corporation or by resolution of the Board of Directors; provided, however, that if there are two vacancies in the offices for the Class A Directors, then the holders of 50% of the Class A Common Stock outstanding shall have the right to call a special meeting of shareholders for the purpose of electing Class A Directors to fill such vacancies.

TWENTIETH: Any or all shares of each class and series may be certificated or uncertificated, except as may be expressly provided in the terms of any class or series. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

TWENTY FIRST: Applicability of Pennsylvania’s Anti-Takeover Provisions.

(a)

The Control Transaction Provisions contained in Sections 2541 to 2548 (Subchapter 25E) of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.

(b)

The Business Combination provisions contained in Sections 2551 to 2556 (Subchapter 25F) of the Pennsylvania Business Corporation Law of 1988, as it may be amended, shall not be applicable to the Corporation.